EXHIBIT 99.1
For release at 4:00 p.m. E.D.T.
Investor Relations contact:
Chad Rubin, The Trout Group LLC — 646.378.2947
Media contact:
Lauren Townsend, Spectrum Science Communications — 202.955.6222 Ext. 2510
DUSA ANNOUNCES RESULTS FOR PHASE IIB TRIAL
OF LEVULAN® PHOTODYNAMIC THERAPY FOR MODERATE TO SEVERE ACNE
A conference call will be held today, Wednesday, October 22, 5:00 p.m. E.D.T.
WILMINGTON, Mass. (October 22, 2008) — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA) announced today results from its Phase IIB clinical trial to compare the safety and efficacy of photodynamic therapy (PDT) using DUSA’s BLU-U® brand light plus vehicle containing Levulan® (aminolevulinic acid HCl) to that of PDT using the BLU-U plus vehicle without Levulan (the “control group”) in patients with moderate to severe facial acne vulgaris. The study demonstrated that both treatments were safe and well tolerated with no serious adverse events. While both groups showed a statistically significant reduction in inflammatory lesions from baseline, the results did not demonstrate a statistically significant difference between the Levulan PDT and control groups. Based on these results, DUSA will not pursue further clinical development of Levulan PDT in combination with BLU-U for moderate to severe acne.
“In order to justify our continued clinical development, our goal was to demonstrate a 20% difference between the Levulan and the control groups. Although our expectations were not met, the results did demonstrate that all treatment arms were well tolerated and achieved statistical significance for inflammatory lesion reduction from baseline,” said Bob Doman, President and CEO of DUSA. “We will, however, continue to support independent investigator initiated studies in moderate to severe and cystic acne utilizing Levulan with other various treatment regimens and will consider further clinical development if warranted. Also, with the unexpectedly positive results that were achieved on patients with severe acne (Grade 4) using BLU-U plus vehicle without Levulan—approximately a 50% reduction in inflammatory lesions—

we intend to file a 510K application with the FDA for an expansion of our BLU-U label to include severe acne,” added Doman. “We believe that if allowed, a claim for blue light treatment of severe acne will increase the value of owning a BLU-U to the dermatology community.”
“The results in these more severe patients in the trial compare favorably to the many topical and systemic therapies, without the potential side effects for the treatment of moderate to severe acne,” said Alan Shalita, M.D., Professor and Chairperson of the Department of Dermatology, Downstate Medical Center, State University of New York (SUNY) and a principal investigator of the study.
DUSA remains committed to, and will focus its resources on continuing to grow the Levulan PDT franchise for the treatment of Grade 1-2 actinic keratoses (AKs) and pursuing other clinical development projects, such as the treatment of AKs and the prevention of squamous cell carcinomas (SCC) in solid organ transplant recipients (SOTR). DUSA expects to begin enrollment in the SOTR study by year end.
About the Study
The 266-patient randomized, controlled, investigator blinded study was conducted at 14 clinical trial sites in the United States and was designed to detect a 20% difference in efficacy between the two major groups in the study with 90% statistical power. The study’s objective was to determine and compare the safety and efficacy of multiple broad area photodynamic therapy (PDT) treatments with Levulan® in combination with the BLU-U® brand light versus use of the BLU-U without Levulan in patients with moderate to severe facial acne vulgaris. Levulan in vehicle or the vehicle alone was applied to the full face of participants approximately 45 ± 15 minutes prior to treatment with 5 or 10 J/cm2 of light with the BLU-U. Patients received treatment once every three weeks with a maximum of four treatments. The primary efficacy assessment occurred three weeks after the last treatment. Primary efficacy assessment consisted of change in inflammatory lesion counts relative to patient baseline and Investigator Global Assessment (IGA) of acne severity with success defined as a two point or more improvement on the IGA scale three weeks after the final treatment. Safety endpoints consisted of the tolerability of treatment and local and systemic adverse events.

Study Results
The results did not demonstrate a statistically significant difference between the Levulan PDT and the control group. The study demonstrated a statistically significant reduction in the number of inflammatory lesions from baseline with the median reduction at three weeks after the final treatment of 37.5% (95% confidence limits of 48.4, and 30.3) for BLU-U (10J/cm2) plus vehicle containing Levulan and 41.7% (95% confidence limits of 56.7, and 29.0) for BLU-U (10J/cm2) plus vehicle without Levulan (p value < .0001). These positive results persisted or were improved at the six week follow-up. All patients tolerated their treatments well. There were no severe adverse events reported and no patients terminated the light therapy treatment early. The more severe patients (n=139, Grade 4) demonstrated a median of about a 50% reduction in inflammatory lesions from baseline in both groups.
About the BLU-U®
DUSA’s patented BLU-U® Blue Light Photodynamic Therapy Illuminator offers effective, non-invasive and pain-free light treatment for moderate inflammatory acne. Narrow band blue light causes a photodynamic effect within the pilosebaceous gland that kills P. acnes, the bacteria primarily responsible for acne. BLU-U treatments can be a primary treatment, an alternative to pharmaceuticals and topicals, or an addition to skin care programs. In September 2003, DUSA received clearance from the U.S. Food and Drug Administration (FDA) to market the BLU-U without Levulan® PDT for the treatment of moderate inflammatory acne vulgaris and general dermatologic conditions.
About Levulan® Photodynamic Therapy (PDT)
Levulan PDT is a unique 2-step treatment currently indicated to treat Grade 1 or 2 actinic keratoses (AKs that have not yet become enlarged and thick) of the face or scalp. In the U.S., the therapy consists of treatment with Levulan® Kerastick® Topical Solution, 20% followed by illumination with DUSA’s BLU-U® brand light source.
About Acne
According to the American Academy of Dermatology, acne is the most common skin disorder in the U.S., affecting 40 to 50 million Americans. There are many types of acne, the most common of which is called acne vulgaris. Just beneath the surface of the skin lie hundreds of tiny glands called sebaceous glands. Their function is to collect and excrete the oily substance called sebum, to keep the skin healthy. However, the tiny pathway for the sebum to escape often becomes clogged and a bacterium called P. acnes grows inside. In a short time, the area swells up and forms a lesion on the skin. At certain times of life, this process becomes very active, troublesome and hard to control.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® photodynamic therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of the face or scalp. Dr. Shalita, quoted above, is a member of DUSA’s medical advisory board. DUSA’s other dermatology product is ClindaReach®. DUSA is also researching additional indications for Levulan PDT, including oral leukoplakia in collaboration with National Institutes of Health (NIH) and the prevention of AK’s and SCC’s in immunosuppressed solid organ transplant recipients. DUSA is based in Wilmington, Massachusetts. Please visit the company’s Web site at www.dusapharma.com for more information.
Conference Call Details
Wednesday, October 22, 5:00 p.m. E.D.T.
If calling from the US or Canada use the following toll-free number:
800-647-4314
Password — DUSA
For International callers use:
502-498-8422
Password — DUSA
A recorded replay of the call will be available approximately 15 minutes following the call:
North American callers 877-863-0350
International callers 858-244-1268
The call will be accessible on our Web site approximately one hour following the call at
www.dusapharma.com.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to the decision not to pursue further clinical development of this acne indication, intention to support investigator studies and consideration of future clinical development, intention to file a 510K for expansion of the BLU-U label, focus of its resources on growth of the Levulan PDT franchise and other development projects, beliefs concerning the value of owning a BLU-U if the 510K for severe acne is cleared by FDA and expectations for the timing of enrollment in an SOTR study. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by health regulatory authorities, sufficiency of funds, results of clinical trials, reliance on third party manufacturers, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2007, and other SEC filings from time to time.
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